For Immediate Release

FERRO ANNOUNCES SUCCESSFUL AMENDMENT TO CREDIT FACILITY

Provides Greater Flexibility in Continued Execution of Value Creation Strategy

CLEVELAND, Ohio – March 28, 2013 – Ferro Corporation (NYSE: FOE, the “Company”) today announced the amendment of its existing senior credit facility. The amendment reflects a further benefit achieved through the Company’s strategy to divest its solar pastes assets. The previously announced sale of Ferro’s solar pastes assets increased operating cash flows and significantly reduced the size of the Company’s precious metal consignment program and other working capital needs. As a result, Ferro is reducing the Company’s revolving loan commitment from $350 million to $250 million. The amendment will lower annual commitment fees by approximately $500,000 and modify certain financial and leverage ratio covenants. Additional details can be found in the Form 8-K that the Company will file with the Securities and Exchange Commission.

“Between cash on hand and expected cash from operations, we believe Ferro has sufficient cash resources to fully fund the initiatives now underway to reduce operating costs by over $50 million by the end of 2014,” said Peter Thomas, Interim President and Chief Executive Officer of Ferro. “By amending Ferro’s credit facility, very little of which currently has been utilized, we have gained significant additional financial flexibility to expand upon our cost savings programs and execute on other initiatives in our value creation strategy.”

The amendment was unanimously approved by the Company’s bank group.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including building and construction, automotive, appliances, electronics, household furnishings, pharmaceuticals, and industrial products. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,860 employees globally and reported 2012 sales of $1.8 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	Ferro’s ability to successfully implement its value creation strategy;

•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs and produce the desired results, including projected savings;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;

•	sale of products into highly regulated industries;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	Ferro’s ability to complete future acquisitions or dispositions, or successfully integrate future acquisitions;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against the Company;

•	management of Ferro’s general and administrative expenses;

•	Ferro’s multi-jurisdictional tax structure;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on capital;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	implementation of new business processes and information systems;

•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;

•	manufacture and sale of products into the pharmaceutical industry;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets, including the final amount of impairment and other charges described in this press release;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro may not pay dividends on its common stock in the foreseeable future; an

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our most recent Annual Report on Form 10-K.

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INVESTOR CONTACT:

John Bingle
Treasurer and Director, Investor Relations, Ferro Corporation
Phone: 216-875-5411
E-mail: john.bingle@ferro.com

MEDIA CONTACT:

Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-5401
E-mail: mary.abood@ferro.com